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                                                                    EXHIBIT 14.1

                                   TEAM, INC.

                            CODE OF ETHICAL CONDUCT

     All employees of Team and its subsidiaries are required to observe high standards of business and personal ethics in the conduct of their duties and responsibilities. Employees must practice honesty and integrity in every aspect of dealing with other employees, customers, suppliers, stockholders, and with government authorities.

     Our Core Values are as follows:

     - SAFETY FIRST in everything we do.

     - INTEGRITY means doing the right thing.

     - SERVICE LEADERSHIP throughout the Company.

     - INNOVATION supports continuous growth and improvement.

     - PRIDE AND RESPECT for ourselves and our Company.

     This Code of Ethical Conduct will guide employees and directors as we strive to uphold those core values. Any questions about the application of this Code may be referred to the Chief Executive Officer ("CEO").

PROTECT HEALTH AND SAFETY

     Team is strongly committed to protecting the health and safety of employees and others in our workplace. We will strive to eliminate all accidents, injuries, and occupational illnesses through the active participation of everyone. We are committed to continuous efforts to identify and eliminate or manage safety risks. Employees must report perceived health and safety hazards immediately so that they may be promptly addressed. To help protect themselves and co-workers, they must also know and abide by the health and safety requirements for their job.

  Obey the Law and Deal Honestly with the Company

     It is the Company's policy to observe and obey all laws applicable to it or the conduct of its business wherever located. Whenever there is any uncertainty about what is required to obey the law, you should seek guidance from your immediate supervisor or an appropriate corporate officer to prevent violations. If you believe the Company is operating in violation of any law or regulation, you should notify your supervisor and a corporate officer immediately.

     Beyond merely obeying the law, we expect all employees and directors to deal honestly with the Company. Fraud, embezzlement, willful damage or destruction of company property and other misappropriation of funds or assets, including proprietary or confidential company records are potentially criminal offenses. The taking or paying of bribes is also strictly prohibited and, in many cases, may be a violation of the law.

     Team will cooperate fully with appropriate authorities when they investigate conduct that appears to be a crime and may, in addition to disciplinary actions, seek restitution from individuals for harm to our interests.

AVOID CONFLICTS OF INTEREST

     The Company prohibits conflicts of interest unless specifically approved by the CEO. (The Board of Directors must approve any potential conflicts of interest involving officers of either Team or any of its subsidiaries). Conflicts of interest occur when an employee, director, or any other person having a close personal relationship with the individual:

          a. obtains a significant financial or other beneficial interest in one of the Company's suppliers, customers or competitors;

          b. engages in a significant personal business transaction involving the Company for profit or gain;
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          c. accepts money, gifts of more than nominal value, or other special accommodations from any supplier, customer or competitor;

          d. benefits personally in any sale, loan or gift of Company property;

          e. benefits from any transaction that would ordinarily be for the benefit of the Company (i.e., receiving revenue for work performed that should have gone to the Company).

     (A "person having a close personal relationship with the individual" refers to a spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and any person living in the same home with the individual).

     There may be other situations that create conflicts of interest, including the use of Company property for personal benefit or serving as a director of another corporation. These activities should be reported to the Company's CEO for clearance. It is the responsibility of the employee or director to be mindful of potential conflicts of interest and to seek guidance if there could be any question raised by a third party.

KEEP FAIR AND ACCURATE FINANCIAL RECORDS

     It is the policy of the Company to keep books and records that in reasonable detail accurately and fairly reflect the Company's transactions. The Company, under the direction of the Chief Financial Officer ("CFO"), shall maintain a system of internal accounting controls to ensure reliability and adequacy of its books and records and the proper recording of all transactions.

     All transactions entered into by the Company will be recorded in the accounts of the Company in accordance with normal, established procedures. Each entry will be coded to an account that accurately and fairly reflects the true nature of the transaction.

     All financial statements (including branch P&L's, internal management reports, and reports required to be filed with governmental entities, including public reports filed with the SEC) shall be in a form sufficient to reflect accurately and fairly the results of transactions being summarized by the report.

     It is the responsibility of each cost center manager to immediately notify the CFO of any known misstatements of financial information reported for their profit or cost center and to assure that all transactions under their authority are properly recorded in the books and records of the Company.

AVOID INSIDER TRADING

     If a director, officer or any employee has material non-public information relating to the Company, it is our policy that neither that person nor any related person may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. This policy also applies to information relating to any other public company, including our customers or suppliers, obtained in the course of employment.

PRACTICE FAIR EMPLOYMENT PRACTICES

     It is the policy of Team not to discriminate against employees on account of race, color, age, gender, religion or national origin. Everyone shall be treated with dignity and respect and will be evaluated on the basis of job performance.

     Everyone is expected to contribute to a positive work environment. Technical competence to perform a job is not a sufficient basis for continued employment if an employee cannot work harmoniously and productively with others. The Company prohibits all forms of harassment of its employees by other employees, including their supervisors or members of management.

     Harassment is considered a serious act of misconduct and may subject an employee to disciplinary action, including immediate discharge. "Harassment" may be sexual, racial, ethnic or other forms of misconduct and may be expressed verbally, non-verbally, in writing or physical.
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THE CODE OF ETHICAL CONDUCT IN PRACTICE

     This Code of Ethical Conduct reminds employees of the serious obligations that we all have to conduct Team's operations with candor, honesty and in strict compliance with the law. Managers and Supervisors are responsible for communicating the Code of Ethical Conduct to their employees and for enforcing its standards and policies. Questions about the Code should be directed to the CEO. Violators of the Code are subject to disciplinary action, including termination.

RAISING CONCERNS AND REPORTING VIOLATIONS OF CODE OF ETHICAL CONDUCT

     Team encourages all employees to report concerns, including possible violations of this Code of Ethical Conduct, so that they may be investigated and evaluated. When appropriate, corrective action will be taken. Concerns may be presented to managers, regional managers or to any corporate officer. All violations of this Code of Ethical Conduct shall be reported immediately to the CEO, who will cause an appropriate investigation of the violation to take place. Any concerns raised about the Company's system of internal accounting controls or financial accounting practices shall also be immediately reported to the Chairman of the Audit Committee of the Board of Directors, who shall be responsible for the investigating and resolving such concerns.

     No one shall punish, harass, intimidate or retaliate against any employee who raises a concern. Such actions will result in disciplinary action up to and including termination of employment.